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                                                                    EXHIBIT 99.1
NEWS RELEASE
                                                [LOGO]
                                                NEXTEL COMMUNICATIONS, INC.
                                                2001 Edmund Halley Drive
                                                Reston, VA  20191
                                                703 433-4000
For Immediate Release
                                                                      CONTACTS:
                                       INVESTORS:  PAUL BLALOCK  (703) 433-4300
                                               MEDIA:  BEN BANTA (703) 433-4700

                               NEXTEL ANNOUNCES
                          $2.0 BILLION DEBT OFFERING

     Reston, Virginia, November 8, 1999 - Nextel Communications, Inc. (Nasdaq -
NXTL) announced that it has entered into an agreement providing for the issuance of $2.0 billion of its 9.375% Senior Serial Redeemable Notes due 2009 in a private placement.

     Nextel intends to use the net proceeds it expects to receive to repurchase or redeem several series of its outstanding high yield notes. Any remaining proceeds not used for such repurchase or redemption will be used to fund capital expenditures, investments, working capital needs and for other general corporate purposes.

     The securities offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Nextel Communications, based in Reston, Virginia, is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network across the United States. Nextel and Nextel Partners, Inc., currently serve 92 of the top 100 U.S. markets. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Japan and Shanghai, China.

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